Exhibit 21

SIGNIFICANT SUBSIDIARIES

Parent of Significant Subsidiary	Name of Significant Subsidiary	Jurisdiction of Formation of Subsidiary	Names under which Significant Subsidiary does business
Edison International	Southern California Edison Company	CA	Southern California Edison Company; SCE